        Exhibit 99.1
         News Release
FOR IMMEDIATE RELEASE
Media Contacts:

Sara Banda
Corporate
Media@L3Harris.com 321-306-8927
L3Harris Appoints Trane Technologies Chair and CEO
Dave Regnery to Board of Directors
MELBOURNE, Fla., Oct. 15, 2024 — L3Harris Technologies (NYSE: LHX) today announced that David S. Regnery, Chair and Chief Executive Officer of Trane Technologies plc, has been appointed to its Board of Directors.
“Dave is a strong business leader with proven success in business transformation, putting the customer first and creating a culture where innovation and accountability are important drivers of business decisions,” said Christopher E. Kubasik, Chair and CEO, L3Harris. “His established track record of leading large organizations and shaping Trane Technologies’ future strategy will be important to L3Harris as we continue our journey as the industry’s Trusted Disruptor in support of our customers’ most critical needs.”
Regnery, 62, was appointed CEO of Trane Technologies in July 2021, and named Chair of its Board of Directors in January 2022. Previously, Mr. Regnery served as Trane Technologies’ President and Chief Operating Officer, with direct responsibility for its three regional reportable segments and entire portfolio of businesses, as well as mission-critical company operations, including supply chain, engineering and information technology.
“I am excited to join the L3Harris Board of Directors and look forward to contributing to the company’s future,” Regnery said. “As the current Chair and CEO of a global industrial company, I will bring additional experience and perspective to the Board in support of L3Harris’ journey to transform the defense industry.”
Regnery is the third independent director that L3Harris and the D.E. Shaw group agreed to be added to the Company’s Board, pursuant to their December 2023 cooperation agreement.
About L3Harris Technologies
L3Harris Technologies is the Trusted Disruptor in the defense industry. With customers’ mission-critical needs always in mind, our employees deliver end-to-end technology solutions connecting the space, air, land, sea and cyber domains in the interest of national security. Visit L3Harris.com for more information.
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